Exhibit 99.1

Berkshire Hills Announces Results of Annual Meeting

Enhances Board Expertise to Fuel Transformation

Two New Directors Elected to the Company’s Board

Boston – May 21, 2021 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB), announced today the results of its Annual Meeting of Shareholders on May 20, 2021, which included the election of Deborah P. Bailey and Michael A. Zaitzeff to the Company’s Board of Directors. Berkshire’s meeting materials also reported the Board’s appointment of Director David M. Brunelle as Vice Chairperson of the Board. Mr. Brunelle has served for three years on the Board, including as Audit Committee Chair since March 2019.

Shareholders further approved all proposals which were presented at the meeting, including a non-binding, advisory vote to approve the Company's executive compensation and the ratification of the selection of Crowe LLP as the Company's independent registered public accounting firm for fiscal year 2021. All director nominees and other proposals received at least 96% of the votes cast, and 91% of outstanding shares eligible to vote were represented at the meeting.

“After a thoughtful and comprehensive process, we look forward to welcoming Deborah and Michael to our Board,” said Nitin Mhatre, CEO of Berkshire Hills Bancorp and Berkshire Bank. “Both Deborah and Michael will bring valuable new perspectives and independent expertise to the Board. I look forward to collaborating with them as we advance Berkshire’s strategic transformation plan to improve financial performance and support our positioning as the leading socially responsible and omni-channel Bank in the communities we serve.” Named Berkshire’s Exciting Strategic Transformation (“BEST”), this plan was launched at a virtual investor presentation on May 18, 2021 and may be viewed at ir.berkshirebank.com.

Mr. Mhatre added, “On behalf of the Board and the Company’s many stakeholders, I would also like to thank and express our deep appreciation to Cornelius D. (Neil) Mahoney and D. Jeffrey (Jeff) Templeton, who did not stand for reelection and have retired after 15 years on our Board, for their long-standing commitment, service and dedication to Berkshire.”

Deborah P. Bailey

Deborah Bailey is a Governor of the Financial Industry Regulatory Authority (FINRA). Previously she was Managing Director of the Financial Regulatory Practice at KPMG and Vice Chair and Managing Director of the Banking & Securities Regulatory Practice at Deloitte & Touche LLP. She previously was an officer of the Board of Governors of the Federal Reserve, rising to Deputy Director of Banking Supervision and Regulation where she was a direct report to Federal Reserve Chairman Ben Bernanke. She started her career at the Office of the Comptroller of the Currency, where she attained the position of Field Office Director for New York and New Jersey, managing the largest field office in the country, and where she headed a Task Force that led to restructuring of the regional field offices and creation of the Large Bank Supervision Program. Ms. Bailey is a graduate of the University of Georgia with a BBA in Banking and Finance.

Michael (Misha) A. Zaitzeff

Misha Zaitzeff is a co-founder and managing member of VM GP II LLC, the general partner of HoldCo Asset Management, LP. Mr. Zaitzeff has served as a member of numerous corporate boards, oversight committees and creditor committees. Mr. Zaitzeff served on the Trust Advisory Board of WMI Liquidating Trust, a trust created to implement the Chapter 11 Bankruptcy Plan of Washington Mutual, Inc. Mr. Zaitzeff holds a Bachelor of Arts in Computer Science from Brown University.

David M. Brunelle

David Brunelle is Co-Founder and Managing Director of North Pointe Wealth Management in Worcester, Massachusetts. He has over 20 years of experience in financial services working with businesses, individuals, families and charitable foundations. Mr. Brunelle is a former Director of Commerce Bancshares Corp. and Commerce Bank & Trust Company and served on Commerce’s audit and loan committees. He has also served as trustee or corporator for numerous non-profit entities in and around Worcester, including The Nativity School of Worcester, The Worcester Regional Research Bureau, The Worcester Educational Development Foundation, the UMass/Memorial Foundation, Becker College and the Greater Worcester Community Foundation.

ABOUT BERKSHIRE HILLS BANCORP

Headquartered in Boston, Berkshire Hills Bancorp is the parent of Berkshire Bank, which operates 118 banking offices primarily in New England and New York.  The Bank is transforming what it means to bank its neighbors socially, humanly and digitally to empower the financial potential of people, families and businesses in its communities as it pursues its vision of being the leading socially responsible omni-channel community bank in the markets it serves.

FORWARD-LOOKING STATEMENTS

This document contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements from the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. There are many factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire's most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC's website at www.sec.gov.

Investor Relations Contacts:

Kevin Conn, SVP, Investor Relations & Corporate Development

Email: KAConn@berkshirebank.com

Tel: (617) 641-9206

David Gonci, Capital Markets Director

Email: DGonci@berkshirebank.com

Tel: (413) 281-1973

Media Contact:

John Lovallo

Email: jlovallo@levick.com

Tel: (917) 612-8419